EXHIBIT 10.1

SECOND AMENDMENT TO THE DYNEGY INC.

DEFERRED COMPENSATION PLAN FOR CERTAIN DIRECTORS

WHEREAS, Dynegy Inc. (the “Company”) has heretofore established and maintains the Dynegy Inc. Deferred Compensation Plan for Certain Directors (the “Plan”);

WHEREAS, the Company desires to amend the Plan in order to adopt certain transition relief provided in Internal Revenue Service Notice 2005-1, I.R.B. 2005-2, December 20, 2004, with respect to compliance with Internal Revenue Code Section 409A; and

WHEREAS, Section 9 of the Plan generally provides that the Board may amend the Plan at any time;

NOW, THEREFORE, the Plan is hereby amended, effective January 1, 2005, as follows:

I.

Section 3 of the Plan is hereby amended by adding the following sentence to the end thereof:

In accordance with Q&A 21 of Internal Revenue Service Notice 2005-1, I.R.B. 2005-2, December 20, 2004 (the “Notice”) and notwithstanding any other provision of the Plan to the contrary, a Participant may only elect to defer, or suspend or change his or her deferment with respect to, Compensation earned for the period beginning July 1, 2005, and ending December 31, 2005, on or before March 15, 2005; provided, however, any such election, suspension or change shall be made in accordance with the terms and conditions of the Plan other than a provision of the Plan allowing such deferment election, suspension or change to be made after March 15, 2005.

II.

Section 6 of the Plan is hereby amended by adding the following new subsection (g) thereto:

In accordance with Q&A 20 of the Notice and notwithstanding any other provision of the Plan to the contrary, Joe J. Stewart and Barry J. Galt shall have the right to elect to terminate their respective participation in the Plan on or before December 31, 2005, provided that the electing individual exercises such right by executing and delivering such written documentation as may be required by the Company and receives a distribution of the total balances of his Deferred Money Account and Company Deferral Account on or before December 31, 2005. In the event such right is exercised, the electing individual will receive on or before

December 31, 2005, a lump sum distribution of such balances in cash (the amount of cash, if any, with respect to his Company Deferral Account shall be determined in the manner set forth in subsection 6(e) as of the applicable date) or, subject to applicable law, in whole shares of Common Stock (the number of shares, if any, shall be determined in the manner set forth in subsection 6(e) based upon the amount of cash credited to his Deferred Money Account and the number of hypothetical shares credited to his Company Deferral Account as of the applicable date) or any combination thereof as he may elect. Notwithstanding any other provision of the Plan to the contrary, in the event of a termination election pursuant to this subsection (g), the electing individual will no longer be eligible to be a Participant after his effective date of termination.

III.

Except as modified herein, the Plan shall remain in full force and effect.

EXECUTED this 16 day of December, 2005.

DYNEGY INC.

By:	/s/ J. Kevin Blodgett
Name:	J. Kevin Blodgett
Title:	General Counsel and EVP, Administration